[VINTAGE FILLINGS LLC Letterhead]

150 West 46th Street                                           301 Eastwood Road
6th Floor                                               Woodmere, New York 11598
New York, NY 10036                                        (516) 569-6089 (phone)
(212) 730-4302(phone)                                        (646)349-9655 (fax)
(646)349-9655 (fax)                                        efilings@vfilings.com
sstern@vfilings.com

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August 25, 2004
Simex Technologies
Attention: Tim Holly

                         RE: CONTRACT FOR EDGAR SERVICES

      I would like to take this opportunity to introduce you to a package program of EDGAR services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I.  CONSULTING  SERVICES

      Vintage Filings hereby agrees to provided the following consulting and advisory services to your Company: review your Company's filing history throughout the prior twelve month period and, while taking into consideration the new requirements of Sarbanes Oxley, determine a cost effective plan to edgarize the filings you are likely to require over the next 12 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can train the Company how to file Section 16 reporting requirements (Forms 3, 4 and 5 ) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3, 4, 5, 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing your expected costs we have taken into account the typical costs associated with

      -     text and tabular pages

      -     amended proofs and changed pages / expedited fees

      -     test filing and real time live filing fees

      -     all email distributions of PDF EDGAR proofs

      -     all facsimile transmissions of EDGAR proofs

      -     all 12b25 and NT-10K extension forms

      -     SEC filing of a Form ID

II.   FEES

      As part of this Agreement, we agree to provide the above-described, unlimited, edgarizing services for the Company's SEC filings for 12 months. In return for these services, you hereby agree to issue, to our below named individuals, shares of the Company's Common Stock to be registered under Form S-8 in the following amounts:

      - 208,333 shares to be registered in the name of Shai Z. Stern -
            43 Maple Avenue
            Cedarhurst, NY 11516

      - 208,333 shares to be registered in the name of Seth Farbman -
            301 Eastwood Road
            Woodmere, NY 11598

      Such shares must be registered on a Form S-8 registration statement within 10 days from the date hereof.

      We would also, request a warrant to purchase 500,000 shares at an exercise price of $.132 per share. Such shares underlying shall be RESTRICTED.

      We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 730-4302 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 646.349.9655. We look forward to beginning of a mutually beneficial relationship.

                                  Best wishes,

                                  /s/

                                  Seth A. Farbman, Esq.
                                  Co-Chairman and President

AGREED:

COMPANY:   Simex Technologies, Inc.


By:        /s/ Timothy Hill